Exhibit 4.5

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of [__], 2015, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Trinity Place Holdings Inc. (the “Company”).

1.	The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.01 per share (“Common Stock”), on [__] (the “Record Date”) the right (each, a “Right” and, collectively, the “Rights”) to subscribe for up to 5,000,000 shares of Common Stock (the “Shares” and each, a “Share”) at a subscription price of $6.00 per share (the “Subscription Price”) for an aggregate offering amount of $30 million (the “Aggregate Offering Amount”). Each stockholder as of the Record Date will receive 0.248362 Rights for each Share held by such holder on the Record Date. The total number of Rights issued to each holder will be rounded down to the nearest whole number, and each whole Right will entitle such holder to purchase one (1) Share. Rights shall be evidenced by non-transferable subscription certificates in registered form (the “Subscription Rights Certificates”). Each holder of Subscription Rights Certificate(s) who exercises such holder’s right to subscribe for all Shares that can be subscribed for with the Rights evidenced by such Subscription Rights Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Shares, if any, available as a result of any unexercised Rights (such additional subscription right, the “Oversubscription Privilege”). Except as set forth in Sections 9 and 10, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on [__], 2015 or on such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated [__] (the “Prospectus”).

2.	The Subscription Agent is hereby appointed to effect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Rights Certificate (with instructions);

(c)	the form of Letter to Stockholders who are Record Holders (with enclosures);

(d)	the form of Letter to Securities Dealers, Commercial Banks, Trust Companies and other Nominees (with enclosures);

(e)	the form of Beneficial Owner Election Form;

(f)	the form of Nominee Holder Certification;

(g)	the form of Notification of 4.75% Holder Form; and

(h)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company.

4.	As soon as reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Subscription Rights Certificate evidencing the Rights to which such holder is entitled (including instructions), a Prospectus, the Letter to Stockholders who are Record Holders and an envelope addressed to the Subscription Agent. Prior to mailing the foregoing, the Company shall provide the Subscription Agent with blank Subscription Rights Certificates, which the Subscription Agent shall prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Rights Certificates, as requested by the Subscription Agent from time to time.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Rights Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, wire transferor bank draft payable (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC (acting as subscription agent for Trinity Place Holdings Inc.)” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) - (e) below, issue in book-entry form to the subscriber’s account on the books of the Company each Share duly subscribed for (pursuant to the Basic Subscription Right and the Oversubscription Privilege) and furnish a list of all such information to the Company.

(b)	As soon as practicable after the Expiration Date, the Subscription Agent shall calculate the total number of Shares to which subscribers are entitled pursuant to the Oversubscription Privilege. The Oversubscription Privilege may only be exercised by a holder who subscribes to all the Shares that can be subscribed for under such holder’s Basic Subscription Right; provided that, MFP Partners, L.P. has waived its Oversubscription Privilege pursuant to an agreement with the Company and will not be entitled to exercise its Oversubscription Privilege. The Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Shares”). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Oversubscription Privilege, each holder shall be allotted the number of additional Shares subscribed for, subject to the Cutback (as defined below). If the number of Remaining Shares is not sufficient to satisfy all requests for Shares under the Oversubscription Privilege, the holders who exercised their Oversubscription Privilege will be allocated such Remaining Shares in proportion to the product (rounded to the nearest whole number so that the Subscription Price multiplied by the aggregate number of Shares does not exceed the Aggregate Offering Amount) obtained by multiplying the number of Shares such holder subscribed for under the Oversubscription Privilege by a fraction the numerator of which is the number of Remaining Shares and the denominator of which is the total number of Shares sought to be subscribed for under the Oversubscription Privilege by all holders participating in such Oversubscription Privilege, subject to the Cutback. Rights under the Oversubscription Privilege shall be exercised at the same time as Rights under the Basic Subscription Privilege.

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(c)	Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Basic Subscription Right and Oversubscription Privilege (assuming payment for the additional Shares subscribed for has been delivered) and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable (and prior to issuing any Shares to such subscribers), furnish a list of all such information to the Company (the “Initial Subscriber Information”).

(d)	Notwithstanding anything herein to the contrary, as promptly as practicable after the Expiration Date and delivery of the Initial Subscriber Information by the Subscription Agent to the Company, the Company, at its discretion and in consultation with its tax advisors, will determine whether any reduction in the amount of subscribed Shares is necessary or advisable in order to preserve the Company’s ability to utilize the full benefits of its net operating losses and related tax benefits (such reduction, if any, the “Cutback”). The Company will notify the Subscription Agent of any changes to the Initial Subscriber Information as promptly as practicable following such determination, and will furnish the revised list of Initial Subscriber Information, as applicable to the Subscription Agent (the “Final Subscriber Information”). In no event shall the Subscription Agent issue any Shares to subscribers, whether pursuant to the exercise of Basic Subscription Rights of the Oversubscription Privilege, prior to its receipt of the Final Subscriber Information from the Company.

(e)	Upon receipt of the Final Subscriber Information, the Subscription Agent shall issue in book-entry form, as contemplated in subsection (a) above, the Shares which the subscriber has been allotted. If a lesser number of Shares is allotted to a subscriber under the Oversubscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Oversubscription Privilege are mailed.

(f)	Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Oversubscription Privilege shall be held by it in a segregated account. Upon issuing Shares in book-entry form and refunding subscribers for additional Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.	As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Rights Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Rights Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Common Stock.

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8.	[Intentionally Omitted].

9.	The Subscription Agent shall deliver to the Company the exercised Subscription Rights Certificates in accordance with written directions received from the Company and shall issue to the subscribers who have duly exercised Rights the Shares subscribed for in book-entry form in their registered accounts; provided that no Shares subscribed for shall be issued by the Subscription Agent until the procedures described in Section 5 have been performed.

10.	If Rights are exercised during a Business Day, the Subscription Agent shall notify the Company by telephone on or before the close of business on such Business Day from the period commencing five (5) Business Days after the mailing of the Rights and ending on the Expiration Date (each, a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iii) the cumulative total of the information set forth in clauses (i) and (ii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date, the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall reasonably request in writing.

11.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Matthew Messinger	Chief Executive Officer
Steven Kahn	Chief Financial Officer

12.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

13.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law and shall serve as information agent for the Company on terms to be agreed to in writing by the parties hereto.

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14.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Trinity Place Holdings Inc.

717 Fifth Avenue, Suite 1303

New York, New York 10022

Attn: Steven Kahn

Tel: (212) 235.2195

Fax: (212) 235.2199

E-mail: steven.kahn@tphs.com

With copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn: John Bessonette

Tel: (212) 715.9182

Fax: (212) 715.8044

E-mail: jbessonette@kramerlevin.com

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

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with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

17.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

19.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

20.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

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This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

TRINITY PLACE HOLDINGS INC.

By:
	Name:	Steven Kahn
	Title:	Chief Financial Officer

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

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Fee Schedule

Flat fee of $22,000.

Per registered holder exercise fee of $15.00.

Per DTC exercise fee of $10.

Plus reasonable out-of-pocket expenses.

Additional fee equal to 1/3rd (one-third) of the flat fee for each extension of the Rights Offering, plus reasonable out-of-pocket expenses associated with such extension.

The party below is responsible for payment of the fees:

Name: Trinity Place Holdings Inc.

Attention: Steven Kahn, Chief Financial Officer

Address: 717 Fifth Avenue

Address: Suite 1303

Address: New York, New York 10022

Facsimile: (212) 235-2199

Phone: (212) 235-2195

Email: steven.kahn@tphs.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as subscription agent and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.